  Sinocom Pharmaceutical, Inc.

Room 3, 21/F, Far East Consortium Building

121 Des’ Voeux Road

Central, Hong Kong

August 19, 2010

John T. Archfield, Jr.

U.S. Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549-7010

Re:

Sinocom Pharmaceutical, Inc.

Item 4.01 Form 8-K

Filed August 10, 2010

File No. 0-52313

Dear Mr. Archfield:

In connection with responding to your comment letter dated August 11, 2010, Sinocom Pharmaceutical, Inc., a Nevada  corporation (the “Company”), hereby acknowledges that:

•

the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•

staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•

the Company may not assert staff comments as a defense in any proceeding initiated by the Commission  or any person under the federal securities laws of the United States.

Sincerely yours,

Sinocom Pharmaceutical, Inc.

/s/ Tuck Wing Pang, Chief  Financial Officer